UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2013

NOODLES & COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-35987	84-1303469
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Zang Street, Suite D, Broomfield, CO 80021
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (720) 214-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2013, the Board of Directors (the “Board”) of Noodles & Company (the “Company”), acting by unanimous written consent, elected Mr. Jeffrey W. Jones to act as a director of the Company to fill a vacancy created when the Board’s size was increased by one seat. Mr. Jones will serve as a Class II director, with a term ending at the Company’s 2015 annual meeting of stockholders.
Also on September 26, 2013, Mr. Andrew C. Taub tendered his resignation as Chairman of, and as a member of, the Audit Committee of the Board (the “Audit Committee”). On that date, the Board, acting by unanimous written consent, appointed Mr. Jones as a member of the Audit Committee and designated Mr. Jones as Chairman of the Audit Committee.
Mr. Jones was not party to any arrangements or understandings with any other person pursuant to which he was elected as a director.

Mr. Jones is expected to receive compensation for his service on the Board consistent with the Company’s director compensation program for non-employee directors, which will be adopted by the Board.
Mr. Jones does not have any family relationship with the Company’s executive officers or directors, nor has he engaged in any related party transaction with the Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release Dated October 2, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOODLES & COMPANY

Date:	October 2, 2013	By:	/s/ DAVE BOENNIGHAUSEN
Dave Boennighausen
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release Dated October 2, 2013